John B. Sanfilippo & Son, Inc.
Sanfilippo Value Added Plan (“SVA Plan”)
I.	Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder value. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in shareholder value with an opportunity to participate in a portion of the wealth created.

II.	Definitions

“Actual Improvement” means the annual change in SVA, as determined under Section V(B)(1) of the Plan, which can be positive or negative.

“Annual Salary” means, with respect to a Participant, his or her annual base salary rate in a particular fiscal year of the Company.

“Board” means the Board of Directors of the Company.

“Bonus Bank” means the amount of a Plan Participant’s Bonus potential that is not yet earned and which is accounted for by the Company in a non-interest bearing book entry account until such time as it may be earned and paid in the form of Bonus Paids under the Plan.

“Bonus Declared” means the annual bonus amount for a Plan Year, as determined under Section V of the Plan.

“Bonus Interval” means the amount of SVA growth or diminution as a variance from Target SVA Improvement that would either (i) result in the doubling of the Target Bonus for SVA performance above Target SVA Improvement; or, (ii) result in the realization of no Target Bonus for SVA performance below Target SVA Improvement.

“Bonus Paid” has the meaning set forth in Section VI.B.

“Capital Charge” means the Cost of Capital multiplied by the Company’s aggregate capital, as determined by the Committee.

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
“Cause” means the Participant’s (i) commission of an act of fraud, embezzlement or theft in connection with the Participant’s employment, (ii) commission of intentional wrongful damage to property of the Company, (iii) failure to perform the material duties of employment after receipt of written notice from the Company, or (iv) conviction of a felony (or plea of guilty or nolo contendre).

“Change in Control” means the later of: (i) date on which no shares of the Company’s Class A common stock, $.01 par value per share, remain outstanding, and (ii)(A) a change in the ownership of the Company, (B) a change in effective control of the Company or (C) a change in the ownership of a substantial portion of the assets of the Company (each of A, B and C as defined in Section 409A).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section IV.A.

“Company” means John B. Sanfilippo & Son, Inc., a Delaware corporation, and its successors and assigns.

“Cost of Capital” means the Company’s cost of equity plus its cost of debt, expressed as a percentage, as determined by the Committee using a weighted average of the expected return on the Company’s debt and equity capital. Cost of Capital is intended to reflect the rate of return that an investor could earn by choosing another investment with equivalent risk.

“Declared Bonus Multiple” means the multiple determined in accordance with Section V(B)(4) of the Plan for purposes of determining a Participant’s Bonus Declared.

“Disability” means a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or Subsidiary; or, if different, as may be defined for purposes of Section 409A.

“Key Employee” means a Participant who is a “specified employee” for purposes of Section 409A.

Page | 2

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
“NOPAT” means the Company’s net operating profit after tax, as determined by the Committee from the Company’s audited financial statements.

“Participant” shall be as defined in Section III.

“Performance Target Bonus” means the annual Bonus Declared a Participant would earn, if any, for a Plan Year if Actual Improvement equaled Target SVA Improvement, determined by multiplying a Participant’s Annual Salary for that Plan Year by the Participant’s Performance Target Bonus Percentage for that Plan Year.

“Performance Target Bonus Percentage” means the percentage of a Participant’s Annual Salary, as established or approved by the Committee for purposes of determining a Participant’s Performance Target Bonus.

“Plan” means the John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan.

“Plan Year” means the fiscal year of the Company.

“Retirement” means a Participant’s termination of employment, other than for Cause, either: (i) on or after age 65, or (ii) on or after age 55 if the Participant has been credited with, at least, 10 full years of employment at the time of his termination of employment.

“Section 409A” means Code Section 409A and all applicable rules and regulations related thereto.

“Subsidiary” means any corporation at least eighty percent (80%) of the outstanding voting stock of which is owned by the Company.

“SVA” means the “shareholder value added” of the Company determined each Plan Year by deducting the Company’s Capital Charge from NOPAT, as determined by the Committee.

“Target Bonus” means the annual bonus a Participant may earn which shall be based on one or more of the following with weightings as determined by the Committee: Actual Improvement (with a minimum weighting of eighty percent (80%))and individual Participant performance.

“Target SVA Improvement” means the targeted improvement in annual SVA growth for the Bonus Declared Percentage to be earned in full.

III. Eligibility

Page | 3

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
An employee of the Company or a Subsidiary who, individually or as part of a group, is selected by the Committee to be eligible to participate in the Plan for the Plan Year shall become a Participant as of the first day of such Plan Year, unless otherwise determined by the Committee.
IV.	Administration
A.	The Committee

The Compensation, Nominating and Corporate Governance Committee of the Board shall be the Committee hereunder unless a new, independent committee is selected by the Board. For this purpose, a new Committee will be deemed independent if it is comprised solely of two or more directors who are “independent directors” within the meaning of the The Nasdaq Stock Market, Inc.’s rules and regulations.

B.	Powers

The Committee shall have full and exclusive discretionary power to:
1.	Interpret the Plan,

2.	To determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and

3.	Adopt such rules, regulations, and guidelines (including the establishment of performance criteria), for administering the Plan as the Committee may deem necessary or proper, including the full discretion not to make payment of any or all of the Bonus Paid determined in Section V.
C.	Adjustment to Payments

Subject to final approval of the Committee, individual Participant payments may be subject to change by recommendation of the Participant’s manager and senior management team, with consideration given to the individual’s successful job performance. The Company retains the right to declare forfeited any payment amounts determined hereunder for any Participant who violates any Company policy.

Page | 4

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
D.	Third-Party Advisors

The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company and its officers shall be entitled to rely upon the advice or opinion of such persons.

E.	Binding Effect of Committee Actions

All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretations made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation of the Plan.

F.	Foreign Jurisdiction

The Committee shall have the discretion to modify or amend the Plan, or adopt additional terms and/or conditions, as may be deemed necessary or advisable in order to comply with the local laws and regulations of any jurisdiction.
V.	Determination of Bonus Declared
A.	Determination of SVA and Actual Improvement
1.	Beginning of Plan Year Determinations. At the beginning of each applicable Plan Year, the following determinations shall be made:
a)	The Committee shall determine the Company’s annual SVA as of the end of the preceding Plan Year.

b)	The Committee shall determine or approve Performance Target Bonus Percentages for each Participant and the Company’s Cost of Capital for the applicable Plan Year.

c)	The Committee shall establish the Target SVA Improvement and the Bonus Interval for the applicable Plan Year, which standards may be set by the Committee for one or more Plan Years.
2.	End of Plan Year Determinations. As of the end of each applicable Plan Year, the following determinations shall be made:

Page | 5

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
a)	The Committee shall determine the Company’s annual SVA as of the end of the Plan Year and the resulting Actual Improvement.

b)	The Committee shall determine, or approve the determination of, the Declared Bonus Multiple for such Plan Year, consistent with the terms of the Plan.
B.	Determination of Bonus Declared

Each Participant shall be credited with a Bonus Declared, if any, for a Plan Year according to the following:
1.	The Actual Improvement in SVA for a Plan Year shall be determined by subtracting the SVA for the immediately preceding Plan Year from the SVA for the Plan Year.

2.	If the Actual Improvement exceeds the Target SVA Improvement, the amount of that excess shall be the “Excess Improvement”;

3.	If the Target SVA Improvement exceeds the Actual Improvement, the amount of that excess shall be the “Shortfall”;

4.	The Declared Bonus Multiple shall be determined by comparing the Excess Improvement or Shortfall to the Target SVA Improvement and Bonus Interval, according to the following:
a)	If the Actual Improvement equals the Target SVA Improvement, the Declared Bonus Multiple shall equal one (1).

b)	If the Actual Improvement exceeds the Target SVA Improvement, the Declared Bonus Multiple shall equal the Excess Improvement divided by the Bonus Interval, plus one (1).

c)	If the Actual Improvement is less than the Target SVA Improvement, the Declared Bonus Multiple shall equal the Shortfall (expressed as a negative number) divided by the Bonus Interval, plus one (1).
5.	The Bonus Declared for each Participant shall equal the Participant’s Performance Target Bonus, multiplied by the Declared Bonus Multiple, with such amount being credited to the Participant’s Bonus Bank in accordance with Section VI of this Plan;

Page | 6

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
6.	A Participant’s Bonus Declared may be based upon the Declared Bonus Multiple for the Company only, or at the discretion of the Committee, a Participant’s Bonus Declared may be based upon the Declared Bonus Multiple for a particular division, operation, or Subsidiary of the Company, or combination thereof as determined by the Committee.
VI.	Payment of Bonus Paid
A.	Bonus Bank Determination

Each Participant shall have a Bonus Bank to which the Bonus Declared shall be credited. For each applicable Plan Year the Bonus Bank shall be increased by the amount of any positive Bonus Declared or decreased by the amount of any negative Bonus Declared. The bonus payable to a Participant with respect to the applicable Plan Year, if any (“Bonus Paid”), shall be determined as set forth in Section VI.B..

B.	Determination of Bonus Paid

After the end of each applicable Plan Year, after first crediting the Participant’s Bonus Bank with the Participant’s Bonus Declared (which may be positive or negative), the Company shall pay each Participant a Bonus Paid equal to the sum of (i) the Participant’s Bonus Declared, if positive (but not exceeding 120% of the Performance Target Bonus), plus (ii) one-third (1/3) of the Participant’s remaining Bonus Bank balance as of the payment date (after reducing for (i)); provided that the Bonus Paid may not exceed the Participant’s Bonus Bank. If the amount in a Participant’s Bonus Bank prior to determining the Bonus Paid is less than the Participant’s Bonus Declared, the entire amount of the Participant’s Bonus Bank shall be paid. No Bonus Paid shall be payable to a Participant unless and until the Participant has a positive balance in his or her Bonus Bank as of an applicable payment date. The Bonus Paid shall be paid by the Company within thirty (30) days following the Committee’s determination of the Declared Bonus Multiple, but in no event earlier than the first day of the Plan Year following the applicable Plan Year and no later than the fifteenth (15th) day of the third month following the end of the applicable Plan Year. The Bonus Paid determined under this subsection shall not be earned and vested by the Participant until such time as the date on which it is paid.

Page | 7

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
C.	Payment Upon Termination of Employment
1.	In General. Except as specified below, in the event a Participant’s employment is terminated for any reason or the Participant becomes ineligible to participate in the Plan, (i) the Participant shall not earn, and Participant’s Bonus Bank shall not be credited with, any Bonus Declared for the Plan Year in which the termination occurs, and (ii) in the event that the prior Plan Year Bonus Paid has not yet been paid, the Participant shall not earn, and Participant’s Bonus Bank shall not be credited with, any Bonus Declared for such prior Plan Year. The full amount of the Participant’s Bonus Bank shall be forfeited in its entirety as of the termination date and the Participant shall have no rights or interests in the Plan thereafter. However, the Committee, in its sole discretion, may elect to pay some or all of such Participant’s Bonus Bank on such terms as it deems appropriate, provided that any such payment is made within 2 and 1/2 months following the end of the Plan Year in which employment termination occurs.

2.	Upon Death, Disability, Retirement or Termination by the Company Other than for Cause. In the event of a Participant’s termination of employment due to death, Disability, Retirement or by the Company other than for Cause, the Participant’s Bonus Bank shall be credited as of the end of the Plan Year in which the termination occurs (the “Termination Year”), with a Bonus Declared determined in accordance with Section VI(B) of the Plan, multiplied by a fraction (the “Completion Multiple”), the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the Company, and the denominator of which shall be 365. Thereafter, following the payment, if any, of the Bonus Paid for the Termination Year, the full amount of the Participant’s Bonus Bank (if a positive balance then exists) shall be considered earned as of the termination date and shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time set forth in Section VI(B) above and the Participant shall have no rights or interests in the Plan thereafter. At the discretion of the Committee, any payment hereunder that is due to termination of employment by the Company other than for Cause may be subject to a requirement that the Participant execute a release of claims

Page | 8

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
(including claims relating to age discrimination) against the Company and related persons at the time and in the form determined by the Company from time to time.
VII.	General Provisions
A.	No Right to Employment or Participation

No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Bonus Declared or Bonus Bank. Selection for eligibility to participate in the Plan for any given Plan Year shall not entitle the Participant to participate in any subsequent Plan Year. In the event a Participant is not selected to participate in a subsequent Plan Year, such Participant’s Bonus Bank shall remain unchanged for such year and Participant shall not be entitled to any payment of such Bonus Bank unless and until such Participant again becomes eligible or is again selected to participate in the Plan.

B.	Plan Expenses

The expenses of the Plan and its administration shall be borne by the Company.

C.	Plan Not Funded

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Declared or Bonus Bank under the Plan.

D.	Reports

The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by applicable statute, rule, or regulation.

E.	Governing Law

The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the state of Illinois and applicable federal law, without regard to the conflicts of laws provisions of any state.
VIII. Amendment and Termination of the Plan

Page | 9

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:
A.	Impact on Existing Rights

No amendment, discontinuance or termination of the Plan shall alter or otherwise affect the amount credited to a Participant’s Bonus Bank or affect the amount of a Bonus Declared which may be earned prior to the date of termination;

B.	Impact on SVA Performance Measurement System

No amendment shall be made which would replace the SVA performance measurement system for purposes of determining the Bonus Declared under the Plan during a Plan Year for such Plan Year, provided that the Board or Committee shall have the authority to adjust and establish Target SVA Improvement, Performance Target Bonus Percentages, and other criteria utilized in the SVA performance measurement system;

C.	Consequence of Full Termination of Plan

In the event of the termination of this Plan, the full amount, if any, then credited to a Participant’s Bonus Bank shall be paid in full within sixty (60) days following the effective date of termination, but in no event later than the fifteenth (15th) day of the third month following the Plan Year in which the Plan is terminated. If the Plan is terminated prior to the end of a Plan Year, the Bonus Declared for that Plan Year shall be determined and credited to a Participant’s Bonus Bank as set forth in Section VI of the Plan, assuming that Target SVA Improvement for that Plan Year had been achieved, then pro-rated for the actual number of days in the Plan Year before the Plan was terminated; and

D.	Consequence of Change in Control

In the event of a Change in Control, the Bonus Declared for that Plan Year shall be determined and credited to a Participant’s Bonus Bank as set forth in Section VI of the Plan, assuming that Target SVA Improvement for that Plan Year had been achieved, then pro-rated for the actual number of days in the Plan Year before the Change in Control, except that the Bonus Paid shall equal one hundred percent (100%) of the Participant’s Bonus Bank after such pro-rated Bonus Declared is credited, and shall be paid at the effective time of the Change in Control.

E.	Section 409A

Notwithstanding anything to the contrary in this Plan:

Page | 10

John B. Sanfilippo & Son, Inc. Sanfilippo Value Added Plan
1.	To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A; and

2.	A Participant shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Participant has “separated from service” within the meaning of Section 409A.

Page | 11